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                                OPTION AGREEMENT

           THIS AGREEMENT (the "Agreement"), is made and effective this 18th day of January, 2001, by and between Quantech Ltd., a Minnesota Corporation having its principal office at 815 Northwest Parkway, Suite 100 Eagan, Minnesota, the United States of America ("Quantech") and Mitsubishi Chemical Corporation, a Japanese corporation having its principal office at 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan ("MCC").

                                    RECITALS:

           WHEREAS, Quantech is engaged in the manufacture and sale of the Quantech Products (as defined in Paragraph 1.10 hereof);

           WHEREAS, Quantech is developing a Four Port Instrument (as defined in Paragraph 1.5 hereof) and wishes to have MCC exclusively distribute Quantech Products in Japan; and

           WHEREAS, MCC wishes to have an option to distribute and resell Quantech Products exclusively in Japan after successful development of the Four Port Instrument.

           NOW, THEREFORE, in consideration of these premises, and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     DEFINITIONS

           For the purposes of interpreting this Agreement, the following definitions will apply and whenever appropriate, terms used in the singular will also include the plural and vice versa:

           1.1. Cartridge means an assembly that holds reagents and other chemistries, receives a human sample (i.e. blood, urine, etc.) and delivers and/or mixes, such sample and/or reagents and/or chemistries, to or in an area that, allows the Four Port Instrument to read a human diagnostic test, which cartridge may contain a Flow Cell.

           1.2.       Effective Date means January 18, 2001.



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           1.3.       Exercise Date means the date that MCC notifies Quantech in writing to exercise MCC's option granted from Quantech pursuant to Paragraph 2, in accordance with the successful evaluation by MCC of the Four Port Instrument which is delivered from Quantech to MCC pursuant to Paragraph 3.
                      The performance requirements for the Four Port Instruments is listed in Schedule A

           1.4. Flow Cell means a device which (i) allows liquids to flow through it and comprises a base piece which contains a grating pursuant to the Grating SPR Technology; (ii) is coated with a conductive surface; and (iii) has an optically clear cover slip which is attached to the base piece by a means that allows for fluid flow.

           1.5. Four Port Instrument means a device that reads the events that occur in a Cartridge or Flow Cell and can accommodate reading sumultatenously for such cartridges or Flow cells contains four ports for use in the Field of Medical Diagnostics.

           1.6. Grating SPR Technology means the use of thin conductive films on a surface or surfaces of a grating or other diffracting substrate to conduct chemical analysis.

           1.7. Medical Diagnostics Field means those fields, the applications and products which under current laws and regulations of the United States would require approval of the United States Food and Drug Administration if the application or product incorporating the application were sold for clinical use in the United States.

           1.8. Peripheral Equipment means those devices that are sold in conjunction with the Four Port Instrument and/or Cartridges, including, but not limited to, wireless communication devices that are able to transfer information between the Four Port Instrument and the communication devices.

           1.9. Quantech Patents means; (i) those patents that Quantech has exclusively licensed or sublicensed from The Serono Companies, with right to sublicense, and are listed in Schedule B of this Agreement; and (ii) those patents, all right, title and interest of which are owned by Quantech and which are listed in Schedule C of this Agreement. Those patents to be granted on the Quantech Technology (defined in Paragraph 1.12) shall be added in Schedule B of this Agreement and shall be included in the Quantech Patents.

           1.10. Quantech Products means Four Port Instruments, Cartridges, Flow Cells and Peripheral Equipment for Human Diagnostics developed or to be developed by Quantech using Grating SPR Technology covered by one or more valid claims of the Quantech Patents.


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           1.11.      Quantech Technology means any technology owned by Quantech as of the Effective Date and to be developed during the term of this Agreement that (i) is useful for the development of MCC Products and/or Quantech Products for the Medical Diagnostics Field; and (ii) Quantech is not restricted from licensing or sublicensing the technology by an agreement which Quantech may have with a third party. The Grating SPR Technology shall be included in the Quantech Technology.

           1.12. The Serono Companies means Applied Research Systems Ars Holding N.V., a Netherlands Antilles corporation and Serono Diagnostic S.A.

2.   DISTRIBUTORSHIP OPTION TO MCC BY QUANTECH TO DISTRIBUTE QUANTECH PRODUCTS.

           Quantech hereby grants to MCC an exclusive option to become the sole and exclusive distributor to market, sell and distribute Quantech Products for the Medical Diagnostics Field in Japan. MCC is entitled to fulfill such rights to distribute the Four Port Instrument and Quantech Products through any of its wholly owned subsidiaries.

3.   NOTIFICATION TO MCC

           3.1 Development of Four Port Instrument: If and when the Four Port Instrument is successfully developed by Quantech, Quantech shall promptly notify MCC of such fact (expected to be on or about April 1, 2001) with sufficient information and data, thereof MCC shall send to Quantech, within 30 days of notice by Quantech, MCC persons to evaluate within 10 days of arrival at Quantech the performance of the Four Port Instrument pursuant to the specifications of Schedule A and such Four Port Instrument will be delivered to MCC after such evaluation of performance. After such 10 days evaluation, if the Four Port Instrument meets the specifications of Schedule A, MCC shall notify in writing whether MCC will exercise MCC's option or not, within five (5) days after the end of the 10 days evaluation period (`'Notification Period"). In case MCC will not notify in writing MCC will not exercise MCC's option during Notification Period, Exercise Date shall be deemed on the next day of the end of Notification Period.

4.   PAYMENTS

           In consideration of the exercise of option by MCC , MCC shall pay Quantech three hundreds and fifty thousands US Dollars (US$350,000-) within forty-five (45) days from the Exercise Date.


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5.   EXECUTION OF DISTRIBUTION AGREEMENT

           If the option exercised hereunder, Quantech and MCC shall enter into distribution agreement attached hereto as Schedule D.

6.   TERM AND TERMINATION

           6.1 Term of Agreement This Agreement shall commence on the Effective Date and continue, unless earlier terminated pursuant to Paragraphs 6.2, 6.3 or 6.4 of this Agreement, until (i) the expiration of two (2) years from the Effective Date; or (ii) the date of the payment pursuant to Paragraph 4 above, whichever comes earlier. It is hereby acknowledged that during the term of this Agreement, Quantech may provide notice of availability of evaluation of the Four Port Instrument and more than one evaluation may occur during the term of this Agreement.

           6.2 Termination by Quantech. If MCC is in material default of any of its obligations under this Agreement, Quantech shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

           6.3 Termination by MCC. If Quantech is in material default of any of its obligations under this Agreement, MCC shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

           6.4 Termination Resulting from Government Action. Either party may, immediately upon notice, terminate this Agreement in its entirety or with respect to any patent license granted under the Agreement if: (1) such termination is necessary to comply with an order or official request of the government of the terminating party; or (2) normal conduct of the business of the other party as a private enterprise ceases or is substantially altered as a consequence of action taken by governmental or other authority.


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7.   INDEMNIFICATION

           Quantech shall defend, indemnify and hold MCC and its shareholders, directors, officers, agents, representatives, successors and assigns harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments, fines, penalties, losses, diminution in value and liabilities of and kind or nature: (a) arising out of the breach by Quantech of any of its warranties, representations and covenants under this Agreement.

8.   REPRESENTATIONS AND WARRANTIES

           8.1        Quantech hereby warrants and represents to MCC as follows:

                (a) Quantech is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

                (b) This Agreement has been duly authorized, executed and delivered by Quantech and constitutes a valid and binding obligation of Quantech, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as and to the extent that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action and do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of any organizational charter, articles, by-laws, member control, operating or other agreement, contract or instrument to which Quantech is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Quantech is subject.

                (c) Quantech is the sole and exclusive licensee, sublicensee or owner, as the case may be, of all the rights of Quantech Patents listed in Schedules B and C, and has full right, power and authority to grant the option under this Agreement.



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                (d)     All Quantech Patents listed in Schedule B are in force
                        having paid all necessary maintenance fees. Quantech has no knowledge of information that would render any of the listed patents invalid or unenforceable.

                (e) Quantech has good and marketable title to the Quantech Patents free and clear of any and all liens, pledges, claims, licenses, assignments, conditional sales contracts, agreements or encumbrances of any kind that would impair Quantech's ability to grant the licenses under this Agreement.


           8.2        MCC hereby warrants and represents to Quantech as follows:

                (a) MCC is a corporation duly organized, validly existing and in good standing under the laws of Japan.

                (b) This Agreement has been duly authorized executed and delivered by MCC and constitutes a valid and binding obligation of MCC, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of the Laws of Japan or articles of incorporation of MCC or other agreement, contract or instrument to which MCC is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which MCC is subject.

9.   MISCELLANEOUS

           9.1 Assignment. Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party, to any third party; provided, however, that either party may assign this Agreement and/or any of the rights granted hereunder without such



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                      consent (i) to its wholly owned subsidiary, and (ii) the
                      successor in interest (by merger, share exchange, combination or consolidation of any type, operation of Law, purchase or otherwise), if such assignee or successor agrees to be bound by the terms hereof.

           9.2 Entire Agreement. This Agreement, together with the Schedules, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to the subject matter of this Agreement. No modification of this Agreement or waiver of any of its terms shall be binding upon the parties unless said modification or waiver is in writing, signed by both parties, and states that it is an amendment to this Agreement.

           9.3 Survival. Paragraphs 7, 8 and 9 shall survive termination or expiration of this Agreement for any reason and continue thereafter in full force and effect.

           9.4 Discharge. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives.

           9.5 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

           9.6 Force Majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency.


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           9.7        Execution in Counterparts. This Agreement may be executed
                      in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

           9.8 Titles and Headings. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

           9.9 Construction. The parties agree that the restrictions, covenants, agreements and obligations contained in this Agreement are reasonable and necessary to protect the legitimate interests of the parties. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

           9.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           9.11 Notices. All notices, statements, reports, requests or other communications to a party required or permitted hereunder shall be in writing and shall be deemed effective and properly given when sent by registered or certified mail, or by confirmed facsimile transmission to the person as indicated below or such other person as may be designated by MCC or Quantech by such notice;

                      if to MCC, to:
                      Mitsubishi Chemical Corporation.
                      5-2, Marunouchi 2-chome,
                      Chiyoda-ku, Tokyo 100-0005 Japan
                      Attention:  General Manager, Life Science Business
                                  Initiatives Department
                      Facsimile number:  (03) 3283-5809


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                      and, if to Quantech, to:
                      Quantech Ltd.,
                      815 Northwest Parkway, Suite 100
                      Eagan, Minnesota 55121 U.S.A
                      Attention:  President
                      Facsimile number:  (651) 647-6370

                      MCC and Quantech may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered by facsimile) or on the day shown on the return receipt (if delivered by mail).

           9.12 Severability. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

           9.13 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, excluding its choice of law provisions. The parties further agree to submit themselves to the non-exclusive jurisdiction of the state and federal courts of the State of New York in the event that any dispute arises under this Agreement.


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           IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each as of the Effective Date.


                                       MITSUBISHI CHEMICAL CORPORATION

                                       -----------------------------------------
                                       By:  Kiyoshi Nakayama
                                       Its: General Manager, Life Science
                                            Business Initiatives Department

                                       QUANTECH LTD.

                                       -----------------------------------------
                                       By:  Robert Case
                                       Its: Chief Executive Officer